Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
March 4, 2026	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Fourth Quarter 2025 Earnings”

	OMEGA FLEX, INC. (OFLX)
	Twelve Months Ended December 31,		Three Months Ended December 31,
	2025	2024	2025	2024

Net Sales	$98,296,000	$101,681,000	$25,207,000	$26,965,000

Net Income attributable to Omega Flex, Inc.	$14,827,000	$18,014,000	$3,415,000	$4,682,000

Earnings Per Share – Basic and Diluted	$1.47	$1.78	$0.34	$0.46

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Dean W. Rivest, CEO, announced that net sales of Omega Flex, Inc. (the “Company” or “Omega Flex”) for 2025 and 2024 were $98,296,000 and $101,681,000, respectively, decreasing $3,385,000 or 3.3%. Net Sales for the fourth quarter of 2025 were 6.5% lower than during the same period in 2024. The decrease in net sales was mainly due to lower sales unit volumes as the overall market continued to be suppressed because of, among other factors, a decline in housing starts.

The Company’s net income for 2025 was $14,827,000, compared to $18,014,000 during 2024, decreasing $3,187,000 or 17.7%. Net income for the fourth quarter of 2025 was 27.1% below the same period in 2024. The decrease in net income for 2025 is mainly due to the decrease in net sales and an increase in product development, certification and consulting related expenses.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this press release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.